Exhibit 99.1

World Renowned Battery Expert, Professor Jeff Dahn Joins Meta Materials’ Scientific Advisory Board

HALIFAX, NS / ACCESSWIRE / June 12, 2023 / Meta Materials Inc. (the “Company” or “META®”) (Nasdaq: MMAT, FSE: MMAT), an advanced materials and nanotechnology company, today announced that Prof. Jeff Dahn is joining its Scientific Advisory Board effective June 15, 2023. Prof. Dahn is a pioneering researcher and developer of lithium-ion battery technology and leads a large research group at Dalhousie University. Prof. Dahn's expertise will bolster META's endeavors to drive innovation of NCORE™ and NPORE® battery materials, enabling the development of new lithium-ion batteries that are safer, more efficient, and environmentally sustainable.

Prof. Dahn held the position of NSERC/Tesla Canada Industrial Research Chair with Dalhousie University from 2016 to 2021. He is now Principal Investigator of the NSERC/Dalhousie/Tesla Canada Alliance Grant which will run until at least 2026. In 2021, Prof. Dahn became Chief Scientific Advisor to NOVONIX (NVX), which was spun out of Prof. Dahn’s research group in 2013.

“META is dedicated to pushing the boundaries of battery technology across different chemistries and cell formats. We are incredibly privileged and proud to have Prof. Dahn, a globally recognized expert, guiding us in our pursuit,” said George Palikaras, President & CEO. “Furthermore, the fact that we are both based in Nova Scotia adds to the synergy and potential for breakthrough innovations. With the development of our thinner, more sustainable current collector and safer, heat-stable separator materials, we aim to achieve greater safety and performance while minimizing environmental impact.”

Prof. Dahn has a long record of successful industry collaboration. He was the NSERC/3M Canada Industrial Research Chair in Materials for Advanced Batteries at Dalhousie University from 1996 until 2016, when he began his exclusive partnership with Tesla. As a faculty member in the Physics Department at Simon Frasier University, he worked with the R&D team at NEC/Moli Energy Canada (now E-One/Moli Energy Canada). Previously, Prof. Dahn worked at Moli Energy Limited, and he began his career at the National Research Council of Canada.

“I am very pleased that Tesla, my exclusive research partner, allows me to be involved with the Nova Scotia companies, Novonix and now Meta Materials. Joining Meta Materials Inc. as a Scientific Advisor is an exciting opportunity to contribute to the advancement of safer, more energy dense, and sustainable lithium-ion batteries. I am impressed by META's technology to enhance battery performance through their NCORE™ and NPORE® battery materials which can have a positive impact in the fields of grid storage, electric transportation, and resource management for the energy transition,” said Prof. Dahn.

Prof. Dahn has co-authored 770 papers and has 78 inventions with patents issued or filed. He holds a B.Sc. in Physics from Dalhousie University and an M.Sc. and Ph.D. in Physics from the University of British Columbia. He has received numerous awards including: the Inaugural Governor General's Innovation Award (2016), the Gerhard Herzberg Gold Medal in Science and Engineering (Canada’s top science award) (2017) and The Killam Prize (2022). Dahn was appointed an Officer of the Order of Canada in 2020. He will receive the Olin Palladium Medal from the Electrochemical Society in 2023 (the highest honor from the society).

About Meta Materials Inc.

Meta Materials Inc. (META®) is an advanced materials and nanotechnology company. We develop new products and technologies using innovative sustainable science. Advanced materials can improve everyday products that surround us, making them smarter and more sustainable. META’s technology platforms enable global brands to develop new products to improve performance for customers in aerospace and defense, consumer electronics, 5G communications, batteries, authentication, automotive and clean energy. Learn more at www.metamaterial.com.

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Forward Looking Information

This press release includes forward-looking information or statements within the meaning of Canadian securities laws and within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, regarding the Company, which may include, but are not limited to, the business strategies, product development, expansion plans and operational activities of the Company. Often but not always, forward-looking information can be identified by the use of words such as “pursuing”, “potential”, “predicts”, “projects”, “seeks”, “plans”, “expect”, “intends”, “anticipated”, “believes” or variations (including negative variations) of such words and phrases, or statements that certain actions, events or results “may”, “could”, “should”, “would” or “will” be taken, occur or be achieved. Such statements are based on the current expectations and views of future events of the management of the Company and are based on assumptions and subject to risks and uncertainties. Although the management of the Company believes that the assumptions underlying these statements are reasonable, they may prove to be incorrect. The forward-looking events and circumstances discussed in this release may not occur and could differ materially as a result of known and unknown risk factors and uncertainties affecting the Company, the capabilities of our facilities and the expansion thereof, research and development projects of the Company, the total available market and market potential of the products of the Company, the market position of the Company, the need to raise more capital and the ability to do so, the scalability of the Company’s production ability, capacity for new customer engagements, material selection programs timeframes, the ability to reduce production costs, enhance metamaterials manufacturing capabilities and extend market reach into new applications and industries, the ability to accelerate commercialization plans, the possibility of new customer contracts, the continued engagement of our employees, the technology industry, market strategic and operational activities, and management’s ability to manage and to operate the business. More details about these and other risks that may impact the Company’s businesses are described under the heading “Forward-Looking Information” and under the heading “Risk Factors” in the Company’s Form 10-K filed with the SEC on March 23, 2023, in the Company’s Form 10-K/A filed with the SEC on March 24, 2023, in the Company’s Form 10-Q filed with the SEC on May 12, 2023, and in subsequent filings made by Meta Materials with the SEC, which are available on SEC’s website at www.sec.gov. Although the Company has attempted to identify important factors that could cause actual actions, events or results to differ materially from those described in forward-looking statements, there may be other factors that cause actions, events or results to differ from those anticipated, estimated or intended. Accordingly, readers should not place undue reliance on any forward-looking statements or information. No forward-looking statement can be guaranteed. Except as required by applicable securities laws, forward-looking statements speak only as of the date on which they are made and the

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Company does not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise, except to the extent required by law.

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